Exhibit 10.3

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT ("Agreement") made May 16, 2017 between UBI Blockchain Internet LTD., a Delaware corporation ("UBI"), and Shenzhen Nova E-commerce, Ltd, a Shenzhen corporation (the "NOVA"), collectively known as the "Parties."

RECITALS

A. The respective Boards of Directors of UBI Blockchain Internet LTD. and Shenzhen Nova E-commerce Ltd, and the major shareholders of UBI Blockchain Internet LTD., as well as all of the shareholders of NOVA have approved to the acquisition of 100% ownership of NOVA by UBI, whereby NOVA becomes a wholly owned subsidiary of UBI Blockchain Internet LTD. (the "Acquisition"). This Acquisition involves the issuance of 25,000,000 new Class C shares by UBI Blockchain Internet LTD. The shareholders of NOVA will receive on a pro-rata ownership basis, shares of UBI. UBI Blockchain Internet LTD. will be the parent corporation, NOVA will become subsidiary of the Parent. This Acquisition is contingent that NOVA provides required financial statements for the periods specified in Rule 3-05(b) of Regulation S-X.

B. UBI and NOVA desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE ACQUISITION

1.01 The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, UBI Blockchain Internet LTD. shall be acquire NOVA at the Effective Time. At the Effective Time of the Acquisition, UBI shall continue as the parent corporation (the "Parent Corporation") and Shenzhen Nova E-commerce Ltd will be a wholly owned subsidiary.

1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Acquisition (the "Closing") will take place at 10:00 a.m. on the business day after satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the "Closing Date"), at the Hong Kong corporate officers, Smart-Space 3F, Level 9, Cyberport 3, 100 Cyberport Road, Hong Kong, unless another date, time or place is agreed to in writing by the parties hereto.

1.03 Effective Time of Acquisition. UBI and NOVA shall use reasonable efforts to have the Closing Date and the Effective Time of the Acquisition to be the same day.

1.04 Directors. The directors of Parent Company at the Effective Time of the Acquisition shall be the directors of the subsidiary, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of UBI Blockchain Internet LTD. shall remain the directors of the acquired entity.

1.05 Officers. The officers of NOVA at the Effective Time of the Acquisition shall be the officers of NOVA, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be [Name(s)] will remain as the officer(s) of NOVA.

ARTICLE II

EFFECT OF THE ACQUISITION

ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

2.01 Effect on Capital Stock. As of the Effective Time of the Acquisition, by virtue of the Acquisition and without any action on the part of the holders of shares:

(a) Common Stock. There will be an issuance of 25,000,000 Class C shares by UBI Blockchain Internet LTD. to 130 owners of NOVA on a pro-rata ownership basis make the acquisition of NOVA.

(b) Cancellation and Retirement of NOVA business license. As of the Effective Time of the Acquisition, NOVA shall transfer its business license to UBI as the sole licensee.

(c) Stock Options; Warrants. At the Effective Time of the Acquisition, the merged entities will have no outstanding options or warrants issued.

(d) No Further Ownership Rights in NOVA as an independent business entity. All shares of UBI Common Stock issued upon the surrender for exchange of NOVA business license in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the acquisition transaction.

2.02 Escrow Deposit.

(i) At the Effective Time of the Acquisition, UBI will cause to be delivered to the offices of Tony Liu, as escrow agent (the "Escrow Agent") the Acquisition Consideration Escrow Deposit and the Escrow Deposit. The Parties recognize that the receipt of the Class C common stock requires the transfer of the business licensee to UBI. Therefore, the Effective Time occurs when NOVA is no longer the licensee of the existing business license. The transfer of the business license in Hong Kong, is based on government processing and can take a few weeks or a couple of months.

2.02 No Further Ownership Rights in NOVA. All shares of UBI Class C Common Stock issued upon the surrender for exchange of certificates representing 100% of NOVA ownership in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to any and all NOVA ownership.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of NOVA. Except as set forth in the NOVA Disclosure Schedule (as defined in subsection 3.01(a)), attached hereto as Exhibit B, or a certain schedule comprising the Disclosure Schedule, NOVA represents and warrants to UBI as follows:

(a) Organization, Standing and Corporate Power. NOVA is duly organized, validly existing and in good standing under the laws of The People’s Republic of China and has the requisite corporate power and authority to carry on its business as now being conducted. NOVA is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to NOVA .

(b) Subsidiaries. NOVA does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(c) Capital Structure. Prior to the acquisition, NOVA's capital structure consisted of RMB 5,000,000 capital shares. The NOVA shares were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of NOVA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of NOVA may vote. The NOVA Disclosure Schedule sets forth the outstanding Capitalization of NOVA. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which NOVA is a party or by which it is bound obligating NOVA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of NOVA or obligating NOVA to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of NOVA to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of NOVA. There are no agreements or arrangements pursuant to which NOVA is or could be required to register shares of NOVA Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any security holders of NOVA with respect to securities of NOVA .

(d) Authority; Noncontravention. NOVA has the requisite corporate and other power and authority to enter into this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement by NOVA and the consummation by NOVA of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NOVA. This Agreement has been duly executed and delivered by NOVA and constitutes a valid and binding obligation of NOVA, enforceable against NOVA in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of NOVA under, (i) the Articles of Incorporation or Bylaws of NOVA, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to NOVA, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to NOVA, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to NOVA in connection with the execution and delivery of this Agreement by NOVA or the consummation by NOVA of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Articles of Acquisition with the Secretary of State of Nevada.

(e) Absence of Certain Changes or Events. Since its inception, NOVA has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to NOVA; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to NOVA; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without prior consent of UBI; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of NOVA to consummate the transactions contemplated by this Agreement.

(f) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of NOVA, threatened against or affecting NOVA or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to NOVA or prevent, hinder or materially delay the ability of NOVA to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against NOVA having, or which, insofar as reasonably could be foreseen by NOVA, in the future could have, any such effect.

(ii) NOVA is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to NOVA.

(iii) The conduct of the business of NOVA complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(g) Benefit Plans. NOVA is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which NOVA currently has an obligation to provide benefits to any current or former employee, officer or director of NOVA (collectively, "Benefit Plans").

(h) Certain Employee Payments. NOVA is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of NOVA of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(i) Environmental Matters. NOVA is in compliance with all applicable Environmental Laws. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(j) Material Contract Defaults. NOVA is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which NOVA is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring NOVA to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by NOVA in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from NOVA or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(k) Properties. NOVA has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by NOVA or acquired after the date thereof which are, individually or in the aggregate, material to NOVA 's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(l) Trademarks and Related Contracts. To the knowledge of NOVA:

(i) As used in this Agreement, the term "Trademarks" means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature; the term "Trade Secrets" means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term "NOVA License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property, and any written settlements relating to any Intellectual Property, to which NOVA is a party or otherwise bound; and the term "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

(ii) To the knowledge of NOVA, none of NOVA's Intellectual Property, Software or NOVA License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against NOVA or its successors.

(m) Board Recommendation. The Board of Directors of NOVA has unanimously determined that the terms of the Acquisition are fair to and in the best interests of the shareholders of NOVA and recommended that the holders of the shares of NOVA Common Stock approve the Acquisition.

(n) Required NOVA Vote. The affirmative vote of a majority of the shares of each of NOVA Common Stock is the only vote of the holders of any class or series of NOVA's securities necessary to approve the Acquisition ("NOVA Shareholder Approval").

3.02 Representations and Warranties of UBI Blockchain Internet LTD represents and warrants to NOVA as follows:

(a) Organization, Standing and Corporate Power. UBI Blockchain Internet LTD. is duly organized, validly existing and in good standing under the laws of the State of Delaware, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted. UBI is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to UBI.

(b) Capital Structure. As of May 15, 2017, UBI had 30,717,046 Series A shares of common stock, par value $0.001 per share issued and outstanding and 6,000,000 Series B shares of common stock, par value $0.001, issued and outstanding and 48.400,000 Series C shares of common stock, par value $0.001 issued and outstanding. These shares of which have been validly issued, are fully paid and nonassessable, and they were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which UBI is a party or by which any of them is bound obligating UBI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of UBI or obligating UBI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of UBI or obligating UBI to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of UBI to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of UBI.

(c) Authority; Non-contravention. UBI has all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by UBI and the consummation by UBI of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of UBI. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of UBI, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of UBI, (i) the articles of incorporation or bylaws of UBI or the comparable charter or organizational documents of UBI, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to UBI, or its respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to UBI, or its respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to UBI or could not prevent, hinder or materially delay the ability of UBI to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to UBI, in connection with the execution and delivery of this Agreement by UBI or the consummation by UBI, as the case may be, of any of the transactions contemplated by this Agreement.

(d) S.E.C. Documents; Undisclosed Liabilities. UBI has filed all reports, schedules, forms, statements and other documents as required by the U. S. Securities and Exchange Commission (the "S.E.C.") and UBI has delivered or made available to NOVA all reports, schedules, forms, statements and other documents filed with the S.E.C. (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "UBIS.E.C. Documents"). As of the respective dates, the UBI S.E.C. Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the S.E.C. promulgated there under applicable to such UBI S.E.C. documents, and none of the UBI S.E.C. Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the S.E.C. (a copy of which has been provided to NOVA prior to the date of this Agreement), none of the UBI S.E.C. Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of UBI included in such UBI S.E.C. Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the S.E.C. with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the S.E.C.) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of UBI as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by UBI's independent accountants). Except as set forth in the UBI’s S.E.C. documents, at the date of the most recent audited financial statements of UBI included in the UBI S.E.C. Documents, neither UBI had, and since such date neither UBI has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to UBI.

(e) Absence of Certain Changes or Events. Except as disclosed in the UBI S.E.C. Documents, since the date of the most recent financial statements included in the UBI S.E.C. Documents, UBI has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to UBI; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to UBI; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without the prior consent of NOVA ; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of UBI to consummate the transactions contemplated by this Agreement.

(f) Litigation; Labor Matters; Compliance with Laws.

There is no suit, action or proceeding or investigation pending or, to the knowledge of UBI, threatened against or affecting UBI or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to UBI or prevent, hinder or materially delay the ability of UBI to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against UBI having, or which, insofar as reasonably could be foreseen by UBI, in the future could have, any such effect.

(ii) UBI is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to UBI.

(iii) The conduct of the business of UBI complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(g) Benefit Plans. UBI is not a party to any Benefit Plan under which UBI currently has an obligation to provide benefits to any current or former employee, officer or director of UBI.

(h) Certain Employee Payments. UBI is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of UBI of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(i) Environmental Matters. UBI is in compliance with all applicable Environmental Laws.

(j) Material Contract Defaults. UBI is not, or has not, received any notice nor has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which UBI is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring UBI to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by UBI in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from UBI or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(k) Properties. UBI has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by UBI or acquired after the date thereof which are, individually or in the aggregate, material to UBI's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(l) Trademarks and Related Contracts.

(i) As used in this Agreement, the term "UBI License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property, and any written settlements relating to any Intellectual Property, to which UBI is a party or otherwise bound.

(ii) To the knowledge of UBI, none of UBI's Intellectual Property, Software or UBI License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against UBI or its successors.

(m) Board Recommendation. The Board of Directors of UBI it is majority shareholder have unanimously determined that the terms of the Acquisition are fair to and in the best interests of the shareholders of UBI.

ARTICLE IV

COVENANTS RELATING TO

CONDUCT OF BUSINESS PRIOR TO ACQUISITION

4.01 Conduct of NOVA and UBI. From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, NOVA and UBI shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of their respective assets, share certificates or which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of their assets, share certificates or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

(d) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

ARTICLE V

ADDITIONAL AGREEMENTS

5.01 Access to Information; Confidentiality.

(a) NOVA shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to UBI and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Acquisition to its properties, books, contracts, commitments, personnel and records and, during such period, NOVA shall, and shall cause its officers, employees and representatives to, furnish promptly to UBI all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of NOVA set forth herein and compliance by NOVA of its obligations hereunder, during the period prior to the Effective Time of the Acquisition, UBI shall provide NOVA and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable NOVA to confirm the accuracy of the representations and warranties of UBI set forth herein and compliance by UBI of their obligations hereunder, and, during such period, UBI shall, and shall cause its officers, employees and representatives to, furnish promptly to NOVA upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of NOVA, and UBI will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b) No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.02 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement. UBI and NOVA will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of NOVA to the Parent Corporation in the Acquisition, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. UBI and NOVA shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Acquisition.

5.03 Public Announcements. UBI, on the one hand, and NOVA , on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to their release thereof.

5.04 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.05 No Solicitation. Except as previously agreed to in writing by the other party, neither NOVA or UBI shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any Acquisition, consolidation, business combination, recapitalization or similar transaction involving NOVA or UBI, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Acquisition or which would or could be expected to dilute the benefits to NOVA of the transactions contemplated hereby. NOVA or UBI will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE VI

CONDITIONS PRECEDENT

6.01 Conditions to Each Party's Obligation to Effect the Acquisition. The respective obligation of each party to effect the Acquisition is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. NOVA Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

(c) 8-K. UBI shall file a Form 8-K with the SEC within four days of the closing of the Acquisition a Form 8-K with the S.E.C. containing audited financial statements of NOVA as required by Regulation S-X.

6.02 Conditions to Obligations of UBI. The obligations of UBI to effect the Acquisition are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of UBI set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations of UBI. UBI shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Consents. UBI shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or seeking to obtain from UBI any damages that are material in relation to UBI.

6.03 Conditions to Obligation of NOVA. The obligation of NOVA to effect the Acquisition is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of NOVA set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations of NOVA. NOVA shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to NOVA or adversely affect the ability of NOVA to consummate the transactions herein contemplated or perform its obligations hereunder.

(c) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or seeking to obtain from NOVA any damages that are material in relation to NOVA .

(d) Consents. NOVA shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Acquisition:

(a) by mutual written consent of UBI and NOVA;

(b) by either UBI or NOVA if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either UBI or NOVA if the Acquisition shall not have been consummated if there is evidence the transfer of business licensee to UBI cannot be completed, based on government intervention. ;

(d) by UBI, if a material adverse change shall have occurred relative to NOVA;

(e) by UBI, if NOVA willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(f) by NOVA, if UBI willfully fails to perform in any material respect any of their respective obligations under this Agreement.

7.02 Effect of Termination. In the event of termination of this Agreement by either NOVA or UBI as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of UBI, or NOVA. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement. Further, if either Party is unable to complete this transaction or unable to complete delivery of any of the requirements to consummate this contemplated transaction, this Agreement will be terminated, and UBI is authorized to revoke any newly issued Class C shares held in escrow, and will cause these shares to be returned to UBI's Treasury for cancellation.

7.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04 Extension; Waiver. Subject to Section 7.01, at any time prior to the Effective Time of the Acquisition, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver of this Agreement pursuant to Section 7.04 shall, in order to be effective, require in the case of UBI, or NOVA, action by its Board of Directors.

7.06 Return of Documents. In the event of termination of this Agreement for any reason, UBI, and NOVA will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. UBI, and NOVA will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

8.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Acquisition until the Settlement Date.

8.02 Indemnification.

(a) Irrespective of any due diligence investigation conducted by NOVA with regard the transactions contemplated hereby, UBI shall indemnify and hold NOVA and each of its officers and directors (the "NOVA Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by NOVA or any of NOVA Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by UBI as set forth herein.

(b) NOVA shall indemnify and hold UBI Blockchain Internet LTD. and each of its officers and directors (the "UBI Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by UBI or any of the UBI Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by NOVA as set forth herein.

8.03 Notice of Indemnification. In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by UBI or any UBI Representative or by NOVA or any NOVA Representative, against the other, as the case may be (each an "Indemnitee"), under the provisions of this Article VIII (an "Indemnity Claim"), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to the UBI Representative, who shall be NOVA Representative. Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, UBI Representative or NOVA, as the case may be, shall notify the Indemnitee in writing of its intent to contest the indemnification obligation (a "Contest") or to accept liability hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to UBI Blockchain Internet LTD. to:

UBI Blockchain Internet LTD.

Smart-Space 3F, Level 9, Cyberport 3,

100 Cyberport Road

Hong Kong

(b) if to NOVA, to:

Shenzhen Nova E-commerce Ltd

Rm 2535 Floor 25 Block 3, Wanke Enterprise Mansion

63 Qianwan One Rd, Qianwan Free Trade Zone

Shenzhen, Guangdong 518001

China

9.02 Definitions. For purposes of this Agreement:

(a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) "material adverse change" or "material adverse effect" means, when used in connection with NOVA or UBI, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party taken as a whole;

(c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

9.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of Hong Kong, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of Hong Kong in the event any dispute arises out of this Agreement any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

UBI BLOCKCHAIN INTERENT LTD.

By: /s/ Tony Liu

Name: Tony Liu

Title: Chief Executive Officer

Shenzhen Nova E-commerce Ltd

By: /s/ Yuehui Wang

Name: Yuehui Wang

Title: Chief Executive Officer